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                                                                      EXHIBIT 12



                         RAYONIER INC. AND SUBSIDIARIES

                       RATIO OF EARNINGS TO FIXED CHARGES

                                   (UNAUDITED)
                             (THOUSANDS OF DOLLARS)



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
                                                       Six Months
                                                     Ended June 30,
                                                 ---------------------
                                                   1997          1996
                                                 -------       -------
Earnings:
Net Income                                       $38,157       $46,881
Add:
  Income Taxes                                    18,151        18,141
  Minority Interest                               14,287        16,537
  Amortization of Capitalized Interest               536           982
                                                 -------       -------
                                                  71,131        82,541

Adjustments to Earnings for Fixed Charges:
  Interest and Other Financial Charges            11,907        14,243
  Interest Factor Attributable to Rentals          1,094           722
                                                 -------       -------
                                                  13,001        14,965
                                                 -------       -------
EARNINGS AS ADJUSTED                             $84,132       $97,506
                                                 =======       =======

Fixed Charges:
  Fixed Charges above                            $13,001       $14,965
  Capitalized Interest                             3,076           865
                                                 -------       -------
TOTAL FIXED CHARGES                              $16,077       $15,830
                                                 =======       =======


RATIO OF EARNINGS AS ADJUSTED TO
  TOTAL FIXED CHARGES                               5.23          6.16
                                                 =======       =======
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